Exhibit 99.1

                    Profits Increase as J & J Snack
                 Foods Corp. Announces Record Quarter

   PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 21, 2006--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its second quarter and six months ended March 25, 2006.
   Sales for the second quarter increased 13% to $112.0 million from $99.4 million in last year's second quarter. Net earnings increased 9% to $4.1 million from $3.8 million last year. Earnings per diluted share were $.22 for the March quarter compared to $.20 last year. Operating income increased 5% to $6.0 million this year from $5.7 million in the year ago period.
   Operating income in this year's quarter was impacted by $357,000 of share-based compensation expense (expensing of stock options) and net earnings were impacted by $250,000, or $.013 per diluted share. Excluding the impact of share-based compensation expense recognized this year and not last year, operating income increased 12% and net earnings increased 16%.
   For the six months ended March 25, 2006, sales increased 11% to $220.7 million from $197.9 million in last year's first half. Net earnings increased 14% to $7.1 million in the six months from $6.3 million last year. Earnings per diluted share were $.38 for the six months compared to $.34 last year. Operating income increased 9% to $10.2 million from $9.3 million in the year ago period.
   Operating income in this year's six months was impacted by $617,000 of share-based compensation expense (expensing of stock options) and net earnings were impacted by $422,000, or $.023 per diluted share. Excluding the impact of share-based compensation expense recognized this year and not last year, operating income increased 16% and net earnings increased 21%.
   Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We are reasonably pleased with our financial performance given the escalating increase in our raw materials, packaging and energy costs. Improvements in our food service and ICEE business contributed to our increased earnings."
   J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.



*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ'S is a registered trademark of Barq's Inc.

***CHILL is a registered trademark of Wells Dairy, Inc.



                            Consolidated Statement of Operations
                       -----------------------------------------------

                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                        March 25,   March 26,   March 25,   March 26,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                                       (in thousands)

Net sales              $  112,044  $   99,350  $  220,615  $  197,871
Cost of goods sold         76,818      67,154     152,272     135,679
                       ----------- ----------- ----------- -----------
   Gross profit            35,226      32,196      68,343      62,192
Operating expenses         29,232      26,503      58,152      52,845
                       ----------- ----------- ----------- -----------
Operating income            5,994       5,693      10,191       9,347
Other income                  725         358       1,399         656
                       ----------- ----------- ----------- -----------
   Earnings before
    income taxes            6,719       6,051      11,590      10,003
Income taxes                2,582       2,261       4,443       3,731
                       ----------- ----------- ----------- -----------
   Net earnings        $    4,137  $    3,790  $    7,147  $    6,272
                       =========== =========== =========== ===========

Earnings per diluted
 share                 $      .22  $      .20  $      .38  $      .34
Earnings per basic
 share                 $      .23  $      .21  $      .39  $      .35
Weighted average
 number of diluted
 shares                    18,811      18,581      18,754      18,526
Weighted average
 number of basic
 shares                    18,383      18,165      18,356      18,114



                                          Consolidated Balance Sheets
                                          ----------------------------
                                            March 25,    September 24,
                                              2006           2005
                                          -------------  -------------
                                                 (in thousands)

Current assets                            $    159,962   $    154,233
Property, plant & equipment, net                88,640         89,045
Goodwill, net                                   54,122         53,622
Other intangibles, net                           8,314          7,043
Other assets                                     2,161          1,981
                                          -------------  -------------
   Total                                  $    313,199   $    305,924
                                          =============  =============

Current liabilities                             53,701         52,902
Deferred income taxes                           17,987         17,987
Other long term obligations                        743            273
Stockholders' equity                           240,768        234,762
                                          -------------  -------------
   Total                                  $    313,199   $    305,924
                                          =============  =============

   The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.



    CONTACT: J & J Snack Foods Corp.
             Dennis Moore, CFO, 856-665-9533